UNITED STATES SECURITIES AND

EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 10, 2007

PUPPY ZONE ENTERPRISES, INC.

(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation)

000-52323

(Commission File Number)

N/A

(IRS Employer Identification No.)

200-8275 S. Eastern Ave, Las Vegas, NV 89123-259

(Address of principal executive offices and Zip Code)

702-938-0486

Registrant’s telephone number, including area code

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.01 Changes in Control of Registrant

On October 10, 2007 Steve Bajic purchased 1,000,000 common shares in the capital stock of our company from Maria Estrada for the purchase price of US $5,000. Mr. Bajic purchased an additional 2,000,000 common shares from Tamara Huculak for the purchase price of US $10,000.

Following the transactions, Mr. Bajic owns 75% of our company’s issued and outstanding shares of common stock.

Item 5.02  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On October 11, 2007, our board of directors appointed Steve Bajic as president, chief financial officer, treasurer and a director. Mr. Bajic has been President of LF Ventures Inc., a private company offering financial and business consulting services to public and private companies, for over 13 years. He has raised capital for numerous companies at all stages of development and has held various officer and director positions of both US and Canadian public and private companies. Mr. Bajic is currently a director, Chief Financial Officer, and Secretary of Providence Capital Corp. and a director and Chief Executive Officer of Sieger Capital Management Ltd. both of which are capital pool companies listed on the TSX Venture Exchange (“TSXV”). He has served as a director of Navasota Resources Ltd. since 2006 and the Vice-President of Investor Relations for Cassidy Gold Corp. since 1999, both junior resource exploration companies listed on the TSXV. Since 2006, Mr. Bajic has been the President and a director of Pan American Gold Corporation, a junior resource exploration company whose securities are quoted on the OTC Bulletin Board. Mr. Bajic received a Financial Management Diploma from the British Columbia Institute of Technology in 1994

Maria Estrada and Tamara Huculak have provided our company with their respective resignations as directors and as president, chief financial officer, treasurer, secretary, which resignations are to be effective immediately. Our sole officer and member of the board of directors will be Steve Bajic.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PUPPY ZONE ENTERPRISES, INC.

By: /s/ Steve Bajic

Steve Bajic

Director

Date: October 16, 2007